Exhibit 1 -- Penn-America Group, Inc. Press Release dated September 30, 1998.


News

For Release:      September 30, 1999

Contact:          Financial:  Rosemary Ferrero, CPA
                              Chief Financial Officer
                              (215) 443-3612 or mailto:ferrero@penn-america.com

                  Media:      David Kirk, APR
                              (610) 792-3329 or mailto:davidkirk@thePRguy.com

Summary: Penn-America Group, Inc. (NYSE:PNG) announces reserve strengthening; third quarter results to fall short of consensus estimate; stock buyback authorization increased by 500,000 shares to 2.5 million

         HATBORO PA (September 30, 1999) - Penn-America Group, Inc. (NYSE:PNG) announced today that the company will record an after-tax charge of $3.6 million to increase its net unpaid loss and loss adjustment expenses (reserves) in the third quarter. The action reflects continuing loss developments in the company's non-standard personal automobile insurance line, which was discontinued in the second quarter of this year, as well as developments in the company's other liability line of business.
         In addition, the company will record a third quarter after-tax charge of $1.3 million in its property lines. As a result of the reserve strengthening and this charge, the company expects to report a third quarter loss between $0.38 and $0.40 per share, below the consensus estimate of equity analysts. The company will report third quarter earnings on October 14.
         The decision to increase reserves was made following a routine review at August 31, of all company lines of business by the company's outside actuarial firm and an independent assessment by a third-party claims examiner.
         Jon S. Saltzman, president and chief executive officer said, "Of course we don't like to take steps that disappoint our investors. By the same token, we take the actions that serve their long-term interests without fail. This is one of them. We have taken a difficult but prudent action, in response to developments in a business we already have decided to run-off. After last year's decline in our annual commercial growth rate to 3.8%, we now see a return to growth levels more akin to our previous four year's compounded average growth rate of 24.5%. Through the first nine months of this year, our annualized commercial growth rate will be greater than 15%. This upturn that we are seeing in our commercial growth rate leads us to believe that the soft market at our premium level is coming to an end. The actions we have taken today give us a strong base from which to grow."
         The company also announced that its board of directors has authorized the buyback of an additional 500,000 shares of stock, in addition to the 2 million shares currently authorized. As of today, the company has acquired approximately 1.6 million shares of treasury stock. Saltzman added, "This step reflects our continuing belief in the future of Penn-America."


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Page Two/Penn-America Group (NYSE:PNG) Strengthens Reserves

         Saltzman and Rosemary Ferrero, the company's chief financial officer, will conduct a teleconference for equity analysts and fund managers today at 10:00 a.m. Eastern Daylight Savings Time. To participate, telephone (888) 273-9889 a few minutes before 10:00 a.m. and request the Penn-America Group, Inc. conference call. A digital recording of the teleconference also will be available immediately following the live conference through 11:59 a.m. Wednesday, October 6. To hear the recording, telephone (800) 475-6701 at any time during that period and use access code 474675.

Forward-Looking Information

         Certain information included in this news release and other statements or materials published or to be published by the company are not historical facts but are forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new and existing products, expectations for market segment and growth, the impact of Year 2000 issues and similar matters. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the company provides the following cautionary remarks regarding important factors which, among others, could cause the company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, results of the company's business, and the other matters referred to above include, but are not limited to: (1) changes in the business environment in which the company operates, including inflation and interest rates; (2) changes in taxes, governmental laws and regulations; (3) competitive product and pricing activity; (4) difficulties of managing growth profitably; and (5) the impact of Year 2000 issues.

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